Exhibit 99.1

    PIKE ELECTRIC REPORTS SECOND QUARTER AND YEAR TO DATE FISCAL 2007 RESULTS

    MT. AIRY, N.C., Feb. 6 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for the three and six months ended December 31, 2006.

    Second Quarter Results

    Powerline revenues for the second quarter of fiscal 2007 increased 7.9% to $134.3 million from $124.5 million for the prior year quarter on a 6.4% increase in powerline billable hours. However, storm restoration revenues totaled $14.1 million for the second quarter of fiscal 2007, down from $71.2 million in the same quarter of the prior year. Prior year storm restoration revenues were driven by damage caused by one of the worst hurricane seasons on record. As a result, total revenues for the second quarter of fiscal 2007 decreased 24.2% to $148.4 million from $195.7 million for the prior year quarter. Average revenue producing headcount decreased 6% for the quarter ended December 31, 2006 from the same period in the prior year.

    Gross profit percentage for the second quarter of fiscal 2007 decreased to 16.5% compared to 20.1% for the prior year quarter. Gross profit percentage was primarily impacted by the significant decrease in higher margin storm restoration revenues, losses in Pike's Florida operation and an increase in depreciation expense related to a change in estimated salvage values on fleet equipment. The impact of these items was partially offset by a reduction in workers' compensation expense.

    Second quarter net income totaled $5.2 million, or $0.16 per diluted share, compared to net income of $13.6 million, or $0.41 per diluted share, for the second quarter of the prior year.

    "Our efforts related to the management reorganization and improved operational efficiencies have resulted in greater profitability than the first quarter results. These results and the introduction of our services to new customers during recent winter storms demonstrate Pike's continued focus on financial performance and long-term growth," stated J. Eric Pike, chairman and chief executive officer of Pike Electric.

    Debt Repayment

    The Company repaid $7.5 million of its term debt during the second quarter of fiscal 2007 resulting in $236.5 million in term debt outstanding as of December 31, 2006.

    Six-Month Results

    Powerline revenues for the first half of fiscal 2007 increased 9.6% to $271.9 million from $248.0 million for the same period in the prior year on an 8.0% increase in powerline billable hours. However, storm restoration revenues totaled $26.3 million for the first half of fiscal 2007, down from $166.2 million in the same period of the prior year. Prior year storm restoration revenues were driven by damage caused by Hurricanes Dennis, Katrina, Rita and Wilma. As a result, total revenues for the first half of fiscal 2007 decreased 28.0% to $298.2 million from $414.2 million for the same period in the prior year. Average revenue producing headcount decreased 5% for the six months ended December 31, 2006 from the same period in the prior year.

    For the six months ended December 31, 2006, net income totaled $6.8 million, or $0.21 per diluted share, compared to net income of $31.1 million, or $0.99 per diluted share, for the six months ended December 31, 2005.

    Outlook

    "We recently accomplished the successful renegotiation of certain service agreements in the Florida market. These service agreements were renewed with improved terms and pricing. The new management responsible for our Florida operations and the new pricing will return that market's financial performance to its historic levels. The Company will continue to pursue improvements in technology to achieve our financial goals and maximize our operational performance. We will also continue to focus on improving our already strong cash flow from operations and reducing our outstanding debt," stated J. Eric Pike, chairman and chief executive officer.

    Pike Electric continues to focus on long-term growth driven by three factors:
    1. Existing customer growth.
    2. GDP growth -- the economy in Pike's service territory is strong.
    3. Market share growth -- Pike continues to pursue profitable new customer growth.

    The Company will continue its customer service focus, its investment in technology and its strength in storm restoration efforts. The timing and significance of storm restoration revenues are not predictable.

    Conference Call

    Pike Electric's conference call to discuss its second quarter ended December 31, 2006 results is scheduled for 10:30 a.m. EST today, February 6, 2007. To participate in the call, dial 866-314-9013 at least ten minutes before the conference call begins and enter in participation code 95490899. This call will also be available live and by replay over the Internet at http://www.pike.com in the Investor Relations section.

    About Pike Electric

    Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

    Safe Harbor

    This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimates. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2006 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

                                Tables Follow

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     (In thousands, except par share amount)

                                                    December          June 30
                                                      2006              2006
                                                  ------------      ------------
                                                   (Unaudited)
                     ASSETS
Current assets:
 Cash and cash equivalents                        $      4,752      $      3,391
 Accounts receivable, net                               62,751            66,629
 Work completed not billed                              47,138            56,430
 Inventories                                             8,017             8,041
 Prepaid and other                                       6,941             5,928
 Deferred income taxes                                  10,605            12,460
  Total current assets                                 140,204           152,879
Property and equipment, net                            287,724           284,452
Goodwill                                                94,402            94,402
Other intangibles, net                                  44,754            49,978
Deferred loan costs, net                                 5,807             6,265
Other assets                                             1,794             1,990
  Total assets                                    $    574,685      $    589,966

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses            $     36,125      $     39,903
 Current portion deferred compensation                   2,415            10,614
 Current portion of insurance claim accruals            25,748            18,867
 Revolving credit facility                                 -               4,500
   Total current liabilities                            64,288            73,884
Long-term debt, net of current portion                 236,500           249,000
Insurance and claim accruals, net of
 current portion                                        12,173            13,439
Deferred compensation, net of
 current portion                                         9,994            10,378
Deferred income taxes                                   69,942            72,333
Other liabilities                                          159               200
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $0.001 per
   share; 100,000 shares authorized; no
   shares issued and outstanding at December
   31, 2006 and June 30, 2006, respectively                -                 -
  Common stock, par value $0.001 per
   share; 100,000 shares authorized;
   32,805 and 32,577 shares issued and
   outstanding at December 31, 2006
   and June 30, 2006, respectively                       6,426             6,426
 Additional paid-in capital                            140,244           135,869
 Accumulated other comprehensive income                   (300)              -
 Retained earnings                                      35,259            28,437
  Total stockholders' equity                           181,629           170,732
  Total liabilities and stockholders' equity      $    574,685      $    589,966

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                Three months ended               Six months ended
                                                   December 31,                      December 31,
                                           ----------------------------    ----------------------------
                                               2006            2005             2006           2005
                                           ------------    ------------    ------------    ------------
Revenues                                   $    148,369    $    195,725    $    298,224    $    414,156
Cost of operations                              123,857         156,291         253,972         326,067

Gross profit                                     24,512          39,434          44,252          88,089
General and administrative expenses              10,722          11,084          22,278          22,149
Loss on sale of property
 and equipment                                      131             204             498             349

Income from operations                           13,659          28,146          21,476          65,591
Other expense (income):
 Interest expense                                 5,045           5,705          10,223          13,853
 Other, net                                         (58)            (84)           (116)           (105)
Total other expense                               4,987           5,621          10,107          13,748

Income before income taxes                        8,672          22,525          11,369          51,843
Income tax expense                                3,452           8,954           4,547          20,757

Net income                                 $      5,220    $     13,571    $      6,822    $     31,086

Earnings per common share:
  Basic                                    $       0.16    $       0.43    $       0.21    $       1.03
  Diluted                                  $       0.16    $       0.41    $       0.21    $       0.99

Weighted average common shares
 outstanding:
  Basic                                          32,353          31,833          32,288          30,314
  Diluted                                        33,242          33,025          33,233          31,488

SOURCE  Pike Electric Corporation
    -0-                             02/06/2007
    /CONTACT:  Anthony Slater, CFO of Pike Electric Corporation,
 +1-336-719-4237/
    /Web site:  http://www.pike.com /